Exhibit 10.1

OCUPHIRE PHARMA, INC.

THIRD AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective Date: June 11, 2024

Each member of the Board of Directors (the “Board”) of OCUPHIRE PHARMA, INC., a Delaware corporation (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Non-Employee Director”) will receive the compensation described in this Third Amended and Restated Non-Employee Director Compensation Policy (this “Policy”). A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This Policy will be effective as of June 11, 2024 (the “Effective Date”). This Policy may be amended at any time in the sole discretion of the Board, or by the Compensation Committee of the Board (the “Compensation Committee”) at the recommendation of the Board. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan or if such plan is no longer in use, the meaning given to such terms or any similar terms in the primary successor to such plan (in either case, the “Plan”).

ANNUAL CASH COMPENSATION

Commencing on the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears no later than 30 days following the end of each quarter in which the service occurred (each, a “Quarterly Date”). Each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year of the Company, with the pro-rated amount paid for the first fiscal quarter of the Company in which the Non-Employee Director provides the service, and regular full quarterly payments to be paid thereafter. All annual cash fees are vested upon payment.

1.	ANNUAL BOARD SERVICE RETAINER:

	(a)	All Non-Employee Directors: $42,000

	(b)	Chair of the Board (as applicable): $42,000 (in addition to above)

	(c)	Lead Independent Director (as applicable): $25,000 (in addition to above)

2.	ANNUAL COMMITTEE MEMBER SERVICE RETAINER:

	(a)	Member of the Audit Committee: $10,000

	(b)	Member of the Compensation Committee: $7,500

	(c)	Member of the Nominating and Corporate Governance Committee: $5,000

3.	ANNUAL COMMITTEE CHAIR SERVICE RETAINER (IN LIEU OF COMMITTEE MEMBER SERVICE RETAINER):

	(a)	Chair of the Audit Committee: $20,000

	(b)	Chair of the Compensation Committee: $15,000

	(c)	Chair of the Nominating and Corporate Governance Committee: $10,000

EQUITY COMPENSATION

Equity awards will be granted under the Plan. All stock options granted under this Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant (subject to earlier termination upon a termination of the Non-Employee Director’s Continuous Service (as defined in the Plan)) and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the date of grant.

1.	AUTOMATIC EQUITY GRANTS.

(a) Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase shares of common stock with a target value on the date of grant equal to $180,000 (the “Initial Grant”). Each Initial Grant will vest in a series of three successive equal annual installments over the three-year period measured from the date of grant, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(b) Annual Grant. On the date of each annual stockholder meeting of the Company following the Effective Date, each Non-Employee Director serving immediately following such annual stockholder meeting  automatically, and without further action by the Board or Compensation Committee of the Board, will be granted an annual equity award with a target value on the date of grant equal to $120,000 (the “Annual Grant”). Forty percent (40%) of the target value of the Annual Grant will be issued in the form of a Nonstatutory Stock Option and 60% of the target value of the Annual Grant will be issued in the form of a Restricted Stock Unit Award. Each Annual Grant will vest upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next annual meeting occurring after the grant date, subject to the Non-Employee Director’s Continuous Service through the vesting date.

The number of Restricted Stock Units to be granted to each Non-Employee Director will be determined by dividing the target value by the 30-trading day average closing price of the Common Stock on the Nasdaq Stock Market, ending on the trading day immediately preceding the grant date, rounded to the nearest whole share. The number of shares of Common Stock underlying the Stock Options to be granted to each Non-Employee Director pursuant to this Section 1 will be calculated in accordance with the Black-Scholes option pricing model utilizing the 30-trading day average closing price of the Common Stock on the Nasdaq Stock Market, ending on the trading day immediately preceding the grant date, rounded to the nearest whole share.

2. CHANGE IN CONTROL. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy will become fully vested immediately prior to the closing of such Change in Control.

3. REMAINING TERMS. The remaining terms and conditions of each stock option and restricted stock unit, including transferability, will be as set forth in the Company’s standard grant notice and related award agreement under the Plan for such awards, in the forms adopted from time to time by the Board (or its delegate).

4. ELECTIONS TO RECEIVE A STOCK AWARD IN LIEU OF ANNUAL CASH RETAINERS.

(a) Retainer Grant. For the year in which the Effective Date occurs and each year of the Company thereafter, each Non-Employee Director may elect (such election, a “Retainer Grant Election”) to forego receiving payment of all (but not less than all) of the compensation he or she is otherwise eligible to receive in cash under the heading “Annual Cash Compensation” of this Policy for the period to which this Retainer Grant Election applies commencing on the Retainer Grant Measurement Date (as defined below) and ending on the last day of the fiscal year of the Company (each such period, a “Retainer Grant Measurement Period”) and receive a fully vested Stock Award instead (each, a “Retainer Grant”) but only if the Retainer Grant Election is timely made in accordance with the requirements of this Section 4. If a Non-Employee Director timely makes a Retainer Grant Election pursuant to Section 4(b) below, on the Retainer Grant Measurement Date (as defined below), such Non-Employee Director will be automatically, and without any further action by the Board or the Compensation Committee, granted a Retainer Grant covering a number of shares of common stock equal to (a) the aggregate amount of cash compensation under the heading “Annual Cash Compensation” of this Policy that such Non-Employee Director is eligible to receive for the applicable Retainer Grant Measurement Period divided by (b) the average of the high and low trading price of a share of Common Stock on the grant date of such Retainer Grant, rounded down to the nearest whole share. For purposes of this Policy, “Retainer Grant Measurement Date” means the first day of the fiscal year of the Company to which the Retainer Grant Election applies or such other date as established by the Board or Compensation Committee for any fiscal year. Each Retainer Grant will be fully vested.

(b) Election Mechanics. Unless otherwise determined by the Board or the Compensation Committee, for any Retainer Grant Election to be effective, it must be submitted to Amy Rabourn, Vice President of Finance, Ocuphire Pharma, Inc. via email to: arabourn@ocuphire.com (or such other individual as the Company designates) (i) prior to the Retainer Grant Measurement Date, or (ii) within 30 days after the Non-Employee Director first becomes eligible to participate in this Policy. A Non-Employee Director may only make a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. Any Retainer Grant Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A, unless otherwise specifically determined by the Board or the Compensation Committee. Retainer Grant Elections shall be made pursuant to a form of election in substantially the form attached hereto as Exhibit A or such other form as approved by the Board or the Compensation Committee. A Non-Employee Director who fails to make a timely Retainer Grant Election will not receive a Retainer Grant and instead will receive the cash compensation described under the heading “Annual Cash Compensation” of this Policy.

5. NON-EMPLOYEE DIRECTOR COMPENSATION LIMIT. Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

EXPENSES

The Company will reimburse Non-Employee Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

ADMINISTRATION

The Compensation Committee shall administer this Policy; provided, however, that the Board shall retain authority to act in lieu of the Compensation Committee as it deems appropriate.

Approved by the Board of Directors: June 11, 2024

EXHIBIT A

OCUPHIRE PHARMA, INC.

THIRD AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Retainer Grant Election Form
For Non-Employee Directors

Please complete and return this Retainer Grant Election Form (this “Election Form”), as described below, (i) for existing non-employee directors, on or before December 31 of the year preceding the year to which the Retainer Grant Election applies; and (ii) for new non-employee directors, within 30 days following the date you join the Board (the “Submission Deadline”), to Amy Rabourn, Vice President of Finance, Ocuphire Pharma, Inc. via email to: arabourn@ocuphire.com.

Neither the provision of this Election Form nor your completion of this Election Form represents a commitment by the Company to grant an award to you. The grant of an award remains subject to the terms of the Company’s Third Amended and Restated Non-Employee Director Compensation Policy as may be hereinafter amended (the “Policy”). Terms not otherwise defined herein shall have the meaning set forth in the Policy or the Plan, as applicable.

I understand that my Election Form will become irrevocable effective as of the Submission Deadline.

1.	PERSONAL INFORMATION

(Please print):

Participant Name: (the “Participant”)

2.	RETAINER GRANT ELECTION

By signing below, I elect to forego receiving payment of all (but not less than all) of the compensation I am otherwise eligible to receive in cash under the heading “Annual Cash Compensation” of the Policy for the period to which the Retainer Grant Election applies commencing on [______]1 and ending on [______]2 and to receive a Retainer Grant in lieu thereof. If I do not timely submit a properly completed Election Form, I will not receive the applicable Retainer Grant and will instead receive the applicable cash compensation under the heading “Annual Cash Compensation” of the Policy.

3.	PARTICIPANT ACKNOWLEDGEMENTS AND SIGNATURE

(a)	I agree to all of the terms and conditions of this Election Form.

(b)	I acknowledge that I have received and read a copy of the Plan’s prospectus and that I am familiar with the terms and provisions of the Plan.

(c)
I agree to the right of the Board or the Compensation Committee to amend or terminate my election under this Election Form at any time and for any reason, with or without notice; provided that such termination or amendment is performed in compliance with Section 409A (as determined by Company legal counsel in its sole and absolute discretion).

1 Applicable Retainer Grant Measurement Date.
2 Last day of the fiscal year of the Company to which the Retainer Grant Election applies.

(d)	I understand, acknowledge and agree that the Board or the Compensation Committee has the discretion to make all determinations and decisions regarding any elections set forth on this Election Form.

(e)
I understand that this Election Form and the elections made hereunder are intended to comply with the requirements of Section 409A so the Retainer Grant issuable will not be subject to the tax acceleration and additional penalty taxes imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If applicable, I understand that I am solely responsible for any accelerated income taxes and additional taxes and tax penalties imposed by Section 409A.

(f)
I also understand that this Election Form and the elections made hereunder will in all respects be subject to the terms and conditions of the Policy, the applicable Award Agreement and the Plan, as applicable. Should any inconsistency exist between this Election Form, the Policy, the Plan, the Award Agreement under which an Award was granted, and/or any applicable law, then the provisions of either the applicable law (including, but not limited to, Section 409A) or the Plan will control, with (i) the Plan subordinated to the applicable law, and (ii) the Award Agreement and the Policy subordinated to this Election Form.

By signing this Election Form, I authorize the implementation of the above elections. I understand that my retainer grant election is irrevocable effective as of the Submission Deadline and may not be changed in the future, except in accordance with the requirements of Section 409A and the procedures specified by the Board or the Compensation Committee.

Signed:______________________	Date: _________________________, ______
Participant

Agreed to and accepted:

Ocuphire Pharma, Inc.,

By:________________________	Date: _________________________, ______

IMPORTANT DEADLINE: Please remember that if you wish to make any election set forth on this Election Form, then the properly completed Election Form must be signed by you and returned ON OR BEFORE THE SUBMISSION DEADLINE to Amy Rabourn, Vice President of Finance, Ocuphire Pharma, Inc. via email to: arabourn@ocuphire.com.